(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.96

RETIREMENT AND RELEASE AGREEMENT

                THIS RETIREMENT AND RELEASE AGREEMENT is made and entered into as of January 29, 2004, by and between FRAN SCHEPER, an individual (hereinafter referred to as “Scheper”), and Consumer Programs Incorporated, a Missouri Corporation, on behalf of itself and its affiliated corporations (hereinafter referred to, alternatively and collectively, as “CPI”).

                WHEREAS, Scheper has served as an employee of CPI for thirty-seven years, including more than ten years as Executive Vice President, Human Resources; and

                WHEREAS, Scheper has decided to retire; and

                WHEREAS, Scheper is entitled to certain benefits under her Employment Agreement with CPI dated as of February 8, 1998 (the “Employment Agreement”) and under various benefit plans of CPI; and

                WHEREAS, CPI and Scheper desire that Scheper’s benefits be valued and paid out in accordance with the terms set forth in this Agreement; and

                WHEREAS, CPI desires to award to Scheper certain benefits in addition to any to which she may be entitled under the Employment Agreement and the various benefit plans of CPI (hereinafter, the “Special Retirement Benefits”);

                NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                1. Retirement.    Scheper shall retire from employment with CPI and all officer positions she holds with CPI Corp. and its affiliated corporations as of February 6, 2004 (the “Retirement Date”).

                2. Special Retirement Benefits.

                (a)           CPI shall pay to Scheper the gross amount of Two Hundred Eight Thousand Dollars ($208,000.00), less an advance in the amount of Eighty Thousand Dollars ($80,000.00) paid in December 2003, in a lump sum on the Retirement Date.

                (b)           Commencing March 2005 and continuing until she attains age sixty-two (62), CPI shall make supplemental payments to Scheper in the gross amount of One Thousand Five Hundred Ninety-eight Dollars and Sixty-five Cents ($1,598.65) monthly.

                (c)           Scheper may continue to participate in CPI’s group health plan at the rates paid by active employees until she attains age sixty-five.

                (d)           CPI shall pay to Scheper a retirement bonus in the gross amount of Thirty Thousand Dollars ($30,000.00) on the Retirement Date.

                (e)           CPI shall pay to Scheper a stipend for executive search or other transition services in the gross amount of Twenty Thousand Dollars ($20,000.00) on the Retirement Date.

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                (f)            Subject to the approval of the Stock Option Committee of the Board of Director’s of CPI Corp., the exercise period for certain options granted to Scheper to purchase shares of common stock of CPI Corp. that would have expired on the first anniversary of the Retirement Date shall be extended until the earlier of their original expiration date or the second anniversary of the Retirement Date. A schedule of all options held by Scheper and the terms of exercise is attached hereto as Exhibit A and incorporated herein. By execution hereof, the parties agree that the terms of all option agreements under which Scheper holds options shall remain in full force and effect except that the applicable expiration dates for such options shall be as set forth in Exhibit A.

                (g)           CPI will continue to pay the employer’s portion of the premium on Scheper’s General American life insurance policy for a period of two years after the Retirement Date.

                (h)           CPI will pay Scheper a gross amount equal to four (4) weeks of vacation pay (based on Scheper’s current annual salary) on the date of the first regular payment to CPI employees following the Retirement Date.

                (i)            Scheper is entitled to death or supplemental retirement benefits pursuant to subsections 5(g) and 5(i) of the Employment Agreement in the annual gross amount of Eighty-three Thousand Two Hundred Dollars ($83,200.00), payable in equal monthly installments for two hundred forty months, commencing on the earlier of the month after (i) Scheper’s death or (ii) the date on which Scheper attains sixty-five years of age. In lieu thereof, CPI shall pay or cause to be paid to Scheper, the gross amount of Seven Hundred Fifty-four Thousand Eight Hundred Eighty Dollars and Eighty-two Cents ($754,880.82), payable in a lump sum on the Retirement Date or as soon as possible thereafter, but in any event not later than two weeks after the Retirement Date. The payment made by CPI pursuant to this subsection (i) shall be in full and complete satisfaction of Scheper’s death and supplemental retirement benefits provided under subsections 5(h) and 5(i) of the Employment Agreement.

             3. Other Benefits. CPI shall also pay or provide to Scheper (or in the event of her death prior to payment, to her beneficiaries) the following benefits in accordance with the Employment Agreement or other CPI benefit plans and programs:

                (a)           Base salary through the Retirement Date, based on the annual rate of Two Hundred Eight Thousand Dollars ($208,000.00);

                (b)           Any cash bonus earned by Scheper for CPI’s fiscal year 2003;

                (c)           All of Scheper’s vested and accrued benefits under the CPI Retirement Plan and Trust (the “Pension Plan”) in accordance with the terms of the Pension Plan;

                (d)           All of Scheper’s vested and accrued benefits under the Deferred Compensation and Stock Appreciation Rights Plan (the “Deferred Compensation Plan”) in accordance with the Deferred Compensation Plan;

                (e)           All of Scheper’s vested and accrued benefits under the CPI Corp. Employees’ Profit Sharing Plan and Trust (the “Profit Sharing Plan”), in accordance with the terms of the Profit Sharing Plan; and

                (f)            Continued indemnification rights and benefits for Scheper’s service as an executive officer of CPI in accordance with CPI’s by-laws.

                4. Release. In consideration of the payment by CPI to Scheper of the Special Retirement Benefits described in Section 2 above, Scheper does hereby release and forever discharge CPI, its affiliated corporations, and their respective directors, officers, employees and agents, from any and all claims, causes of action, liabilities and obligations, of any kind whatsoever (except those arising under this Agreement), whether known or unknown, arising directly or indirectly out of Scheper’s employment by CPI, the termination thereof, or the Employment Agreement, including, but not limited to, any claims arising under or in connection with the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Missouri Human Rights Act, the Missouri

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Service Letter Law (all such statutes as amended), and any regulations under such authorities, or common law of the state of Missouri, torts, breach of express or implied employment agreement, wrongful discharge, constructive discharge, infliction of emotional distress, defamation, or tortious interference with contractual relations. The purpose of the release set forth herein is to make full, final and complete settlement of all claims, known or unknown, arising directly or indirectly out of Scheper’s employment by CPI, the termination thereof, or the Employment Agreement (except those arising under this Agreement and Section 13 of the Employment Agreement).

                5.  Survival of Covenants. Scheper acknowledges and agrees that the covenants and agreements contained in Section 13 of the Employment Agreement, attached hereto as Exhibit B and incorporated herein, shall survive the execution and delivery of this Agreement and shall remain in full force and effect in accordance with their terms, and Scheper hereby affirms those covenants and agreements. All other terms and conditions of the Employment Agreement shall terminate on the Retirement Date.

                6. Withholding Taxes. CPI shall have the right to withhold from all payments due Scheper hereunder to the extent required by law or regulation, all federal, state and local income and other taxes applicable to such payments.

                7. Modification and Waiver. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement, and signed by both parties. The failure to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions.

                8. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

                10.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

NOTICE TO MS. SCHEPER: This Agreement includes a waiver of certain rights or claims arising prior to the date this Agreement is executed, including, but not limited to, those rights or claims arising under the Age Discrimination in Employment Act. You are advised to consult with an attorney prior to executing this Agreement. CPI’s offer to enter into this Agreement with you will remain open and effective for twenty-one days from the date first written above. You may elect to accept or reject this offer within that time period. If you do nothing within the twenty-one day period, the offer will be considered withdrawn by CPI.

If you decide to sign this Agreement and release CPI pursuant to Section 4, you will have seven days following the return of the signed document to change your mind and revoke the Agreement. If you desire to revoke the Agreement and release, please deliver notice of such revocation in writing to Jane E. Nelson, CPI Corp., Legal Department, 1706 Washington Avenue, St. Louis, Missouri 63103, on or before the close of business on the seventh day following your execution and delivery of the Agreement. Consequently, this Agreement will not be in effect until seven days have passed following your signing and delivery of the Agreement.

Date: January 29, 2004		/s/ Fran Scheper

Fran Scheper, Individually

CONSUMER PROGRAMS INCORPORATED,
a Missouri corporation, on behalf of itself and its
affiliated corporations

Date: January 29, 2004	By:	/s/ J. David Pierson

J. David Pierson
Its: Chairman and Chief Executive Officer
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